EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
Amtech Systems, Inc.:

We consent to the  incorporation  by  reference in the  registration  statements
(Nos.  333-09917,  333-10117  and  333-47098)  on Form S-3 and (Nos.  333-09911,
333-09909 and 333-46086) on Form S-8 of Amtech Systems, Inc. of our report dated November 27, 2002, with respect to the consolidated balance sheet of Amtech Systems, Inc. as of September 30, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the September 30, 2002, annual report on Form 10-K of Amtech Systems, Inc.

/s/ KPMG LLP

Phoenix, Arizona
December 30, 2002